FOR IMMEDIATE RELEASE Website: Http://www.arthrt.com August 5, 2003	Contact: David A. Garrison (978) 345-5000

ARRHYTHMIA RESEARCH TECHNOLOGY, INC
ANNOUNCES RESULTS SECOND QUARTER 2003

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) and it’s wholly owned subsidiary Micron Products, Inc. (Micron) reported total revenue of $1,940,000 and net income of $285,000 for the second quarter of 2003 compared to total revenue of $1,832,000 and net income of $101,000 for the second quarter 2002. The net income for the first six months ended 2003 is 129% higher than the same period in 2002.

	Three Months Ending June 30,		Six Months Ending June 30,
	2003	2002	2003	2002
Revenues	1,939,635	1,832,237	3,815,203	3,747,334
Net Income	284,981	101,440	564,336	246,461
Net Income per share (basic and diluted)	0.11	0.03	0.21	0.08
Weighted Average Shares Outstanding (basic)	2,600,213	2,907,124	2,643,785	2,912,464

        The management stated that in addition to being on track to surpass fiscal 2002 results, the Company continues to explore all opportunities for expansion and growth.

        The increase in net income is attributable to both the growing diversity of product mix and a larger unit volume of sales. The unit volume of sales increased greater than ten percent in the first six months of 2003 versus the same period in 2002. In our competitive market, this substantial increase in unit volume does not directly result in an equal increase in sales dollars.

        Micron Products, Inc. produces silver plated sensors and distributes metal snaps for manufacturers of disposable ECG electrodes. The Company’s products include proprietary signal-averaging electrocardiographic (SAECG) software used in the detection and treatment of potentially lethal heart arrhythmias.

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003.